EXHIBIT 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement on Form S-3 and related Prospectus of CytRx Corporation for the registration of 10,324,269 shares of its common stock and to the incorporation by reference therein of our report dated March 5, 2003, with respect to the financial statements of Blizzard Genomics, Inc. included in CytRx Corporation’s Annual Report (Form 10-K/A) for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Atlanta, Georgia

June 18, 2003